                                                                    Exhibit 99.2

                             FOR IMMEDIATE RELEASE

     BOSTON LIFE SCIENCES, INC. ANNOUNCES ENCOURAGING RESULTS IN CLINICAL
                      DEVELOPMENT OF DIAGNOSTIC AGENT FOR
                ATTENTION DEFICIT HYPERACTIVITY DISORDER (ADHD)

June 28, 1999--Boston, MA--At its annual meeting held today, Boston Life Sciences, Inc. (NASDAQ:BLSI) announced that the Company has initiated a clinical development program aimed at the early diagnosis of ADHD. Under a Physician's Sponsored Investigational New Drug (IND) application, adult patients with ADHD have undergone brain scanning using the Company's radio-imaging agent Altropane/TM/, and were found to have a significantly abnormal elevation in the number of dopamine transporters in the midbrain. All of the patients tested thus far showed this abnormality versus scans of non-ADHD normal subjects, the Company said.

"The excessive number of dopamine transporters found in the midbrain in these ADHD subjects strongly suggests that there is an underlying detectable biochemical abnormality in at least a certain segment of individuals presenting the symptoms and problems associated with ADHD. This abnormality is probably related to the production of excessive amounts of dopamine in the midbrain of ADHD patients," stated Marc Lanser, MD, Chief Scientific Officer of BLSI. "Based on the encouraging results obtained in this trial, we intend to develop Altropane/TM/ for use as a diagnostic test for ADHD in children. We will complete our analysis of the trial and present the results to a panel composed of ADHD experts, neurologists and radiologists. Guided by their input over the next few months, we hope to ultimately offer Altropane/TM/ as a safe, definitive and rapid diagnostic test for biochemically based ADHD where it could help determine the appropriate medical therapy, rather than having the physician rely solely on the psychological and behavioral criteria that is presently utilized," added Dr. Lanser.

"There is currently no objective tests to diagnose ADHD, a disorder that affects millions of adults and children where it poses a particularly difficult challenge in the educational environment. Researchers have recently postulated, but have not been able to confirm, that ADHD is very often linked to a biochemical disorder in levels of dopamine, a primary neurotransmitter in the brain. A number of drugs including Ritalin, currently constitute the most prescribed treatment for the broadly described disorder labeled "ADHD." Since there has not been an objective test to differentiate between biochemical abnormality and purely psychological, behavior disorders, the increasing use of potentially addictive drugs among children has prompted vigorous public debate amongst educators, parents and the medical community," commented David Hillson, Chairman and CEO of BLSI. "An effective diagnostic test for ADHD could hopefully play a very useful role in optimizing treatment options for our kids," added Mr. Hillson.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Altropane/TM/, which is presently in Phase III testing for the diagnosis of Parkinson's Disease, BLSI's products awaiting FDA review, in clinical trials or in preclinical development include Therafection(R), an oral drug for the treatment of Rheumatoid Arthritis; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 for the treatment of acute and chronic CNS disorders; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains certain forward-looking statements with regard to product development, which may not be realized due to the uncertainties inherent in the research and development and regulatory processes, as well as market conditions.

                                       5